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                                                                   EXHIBIT 99.15

                                ESCROW AGREEMENT
                                ----------------

     This Escrow Agreement ("Agreement") is made this 11th day of May 1995 by and among Ventura County National Bancorp ("Company"), First Interstate Bank of California ("FICAL" or "Escrow Agent") and Sandler O'Neill & Partners, L.P. ("Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company has filed a Registration Statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to which the Company proposes to issue approximately _________ Common Stock Purchase Rights ("Rights") to shareholders of record as of May 10, 1995 and to sell a minimum of _________ shares (the "Minimum Shares") and a maximum of _________ shares of Common Stock at a price of $____ per share (the "Offering") pursuant to the exercise of such Rights and Standby Purchase Agreements to be entered into with certain institutional and high net worth investors (the "Standby Purchasers").

     WHEREAS, in connection with the Offering, it is contemplated that Company and Agent will enter into an Agency Agreement (the "Agency Agreement"), pursuant to which Agent will consult with and advise the Company with respect to the structure of the Offering, and assist the Company in identifying Standby Purchasers and negotiating the Standby Purchase Agreements.

     WHEREAS, the Company and Agent desire to establish an escrow account (the "Escrow Account") with an unaffiliated financial institution for the purpose of receiving subscriptions for Common Stock.

     WHEREAS, FICAL has agreed to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                               A G R E E M E N T

     1.  Establishment of Escrow and Escrow Account.  The parties hereto shall
         ------------------------------------------
establish, and by execution of this Agreement hereby agree to establish, an Escrow with the Escrow Agent. The Escrow Agent shall establish an interest-bearing escrow account which escrow account shall be entitled "Ventura County National Bancorp Rights Offering Escrow Account/First Interstate Bank of California, Escrow Agent" (the "Escrow Account"). All checks for subscriptions will be payable to the Escrow Agent and all wire transfers for subscriptions will be sent to the Escrow Account. In no event will any payments be made to the Agent.
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     2.  Escrow Period.
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     (a) The Escrow Period shall begin on the date on which the Registration
Statement is declared effective by the Commission (the "Effective Date").

     (b) Unless earlier terminated by the Company and the Agent in writing, the Escrow Period shall terminate upon the later to occur of:

     (i) The opening of business on the closing date of the transaction, or

     (ii) July 21, 1995, [30 days after the Scheduled Expiration Time, as defined in the Prospectus].



     During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

     3.  Deposits into Escrow Account.  All funds received by the Escrow Agent
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during the Escrow Period shall be deposited in the Escrow Account to be held by the Escrow Agent. All funds deposited in Escrow Account shall constitute the Escrow Funds.

     4. Receipt of Funds Pursuant to Standby Purchase Agreements. Prior to the -------------------------------------------------------- expiration of the Escrow Period, the Company shall certify to the Escrow Agent the amount of funds received from Standby Purchasers pursuant to their Standby Purchase Agreements.

     5.  Disbursements from the Escrow Account.
         -------------------------------------

     (a) In the event that the Escrow Agent and the Company do not receive funds totaling $4,500,000 (the "Minimum Condition") prior to termination of the Escrow Period, or if the Escrow Agent receives notification that the Offering has been terminated, the Escrow Agent shall promptly refund to each subscriber the amount actually received from such subscriber, without deduction, penalty or expense to the subscriber, and the Escrow Agent shall notify the Company and the Agent of its distribution of funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

     (b) In the event that the Escrow Agent and the Company have received funds totalling the Minimum Condition within the Escrow Period, the Escrow Agent will release the Escrow Funds to the Company upon expiration of the Escrow Period.

     (c) In the event that the Escrow Agent and the Company receive funds totaling the Minimum Condition within the Escrow Period, in no event will the Escrow Funds be released to the Company until such amount is received by the Escrow Agent in collected
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funds.  For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

     6.  Collection Procedure.  The Escrow Agent is hereby authorized to forward
         --------------------
each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

     Any check returned unpaid to the Escrow Agent shall be returned to the subscriber that submitted the check. In such cases, the Escrow Agent shall promptly notify the Company of such return.

     If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent will promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds, but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Company rejects any subscriber for which the Escrow Agent has not yet submitted a check for collection, the Escrow Agent shall promptly return the subscriber's check to the subscriber.

     7.  Investment of Escrow Funds.  The Escrow Agent may invest the Escrow
         --------------------------
Funds only in such accounts or investments as the Company may specify by written notice; provided, however, that the Escrow Agent shall invest funds only in accordance with the provisions of Rule 15c2-4 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. In accordance with Rule 15c2-4, the Company may only specify investments in (i) bank accounts, (ii) bank money-market accounts, (iii) short-term certificates of deposit issued by a bank or (iv) short-term securities issued or guaranteed by the United States Government. In no event will the Escrow Funds be invested in either Ventura County National Bank or Frontier Bank, N.A.

     8.  Compensation of Escrow Agent.  The Company shall pay the Escrow Agent a
         ----------------------------
fee for its escrow services in an amount of $_____. If it is necessary for the Escrow Agent to return funds to subscribers, the Company shall pay to the Escrow Agent an additional amount sufficient to reimburse it for its actual cost in disbursing such funds. However, no such fee, reimbursement for costs or expenses, indemnification for damages incurred by Escrow Agent, or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

     9.  Limitation of Liability.  In no event will the Agent have any liability
         -----------------------
pursuant to the terms of this Agreement to any person in connection with the collection or disbursement of funds received by the Escrow Agent or the Company in connection with the Offering.

    10.  Amendment; Resignation.  This Agreement may be altered or amended only
         ----------------------
with the written consent of the Company, the Agent and the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time upon ten (10) days written notice to the Company and Agent. In the
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case of the Escrow Agent's resignation, its only duty shall be to hold and dispose of the Escrow Funds in accordance with the original provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent shall be given to the Escrow Agent by the Company and Agent, whereupon the Escrow Agent's only duty shall be to pay over to the successor Escrow Agent the Escrow Funds.

     11.  Governing Law and Assignment.  Nothing in this Agreement is intended
          ----------------------------
to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with and governed by the laws of the State of California and shall be binding upon the parties hereto and their respective successors and assigns; provided however, that no assignment or transfer may be made by any party of its rights under this Agreement or with respect to the Escrow Funds unless the other parties shall have consented in writing to such assignment or transfer.

     12.  Notices.  All notices required to be given in connection with this
          -------
Agreement must be in writing, may be given by the attorney for such party giving notice and shall be deemed properly given or served if sent (i) by registered or certified mail, return receipt requested, (ii) by personal delivery, (iii) by delivery by a bonded air carrier, or (iv) by facsimile transmission, and addressed to such party as set forth below:

     If to the Company:      Ventura County National Bancorp
                             500 Esplanade Avenue
                             Oxnard, California   93030
                             Facsimile:  (805) 981-2786
                             Attention:  Richard S. Cupp

     If to Agent:            Sandler O'Neill & Partners, L.P.
                             Two World Trade Center
                             104th Floor
                             New York, New York   10048
                             Facsimile:  (212) 466-7711
                             Attention:  Thomas W. Killian

     If to the Escrow
     Agent:                  First Interstate Bank of California
                             707 Wilshire Boulevard, W11-2
                             Los Angeles, California 90017
                             Facsimile:  (213) 614-2460
                             Attention:  Sharon Knepper

     13.  Severability.  If any provision of this Agreement or the application
          ------------
thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.
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     14.  Execution in Several Counterparts.  This Agreement may be executed in
          ---------------------------------
several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

     15.  Captions.  All captions are for convenience only and shall not limit
          --------
or define the text hereof.
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     16.  Further Assurances.  Each of the parties hereto shall execute such
          ------------------
further documents, instruments and agreements and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions completed hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                   VENTURA COUNTY NATIONAL BANCORP


                                   By:
                                      -----------------------------------------
                                         RICHARD S. CUPP, President
                                         and Chief Executive Officer



                                   SANDLER O'NEILL & PARTNERS, L.P.

                                   By:
                                      -----------------------------------------
                                         Sandler O'Neill & Partners Corp.,
                                         the sole general partner

                                   By:
                                      -----------------------------------------

                                         Vice President


                                   FIRST INTERSTATE BANK OF CALIFORNIA


                                   By:
                                      -----------------------------------------
                                         SHARON KNEPPER
                                         Account Manager